Exhibit 99.1
NEWS — FOR IMMEDIATE RELEASE
Gemma Renewable Power LLC Signs an EPC Contract for $51 million Wind Farm Project
November 16, 2010 — Rockville, MD — Argan, Inc. (NYSE AMEX: AGX) announced that its wholly owned subsidiary Gemma Power Systems, through its wholly-owned subsidiary Gemma Renewable Power LLC, has a signed an approximately $51 million EPC contract with Bishop Hill Energy LLC, a wholly-owned subsidiary of Invenergy Wind North America LLC to design and build a 200 MW wind farm in Henry County, Illinois. The Bishop Hill wind farm is expected to consist of up to 134 General Electric wind turbines. Gemma Renewable Power will provide design and construction of roads, foundations, and electrical collection systems in addition to erecting towers, turbines, and blades. The project is anticipated to be completed in late 2011.
Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, stated, “We are very pleased to sign the EPC contract for this important alternative energy project. Gemma’s project management and construction capabilities will contribute to the success of this project. We again welcome the opportunity to work with the Invenergy team on another wind farm project.”
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar. Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	Arthur Trudel

301.315.0027	301-315-0027